Restricted Stock Unit Agreement

PAR PACIFIC HOLDINGS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT is made and entered into effective as of the ____ day of _____ _____ (the “Grant Date”) by and between Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), and ________ (the “Participant”), pursuant to the Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:
WITNESSETH:
WHEREAS, the Participant is an employee of, or is engaged to provide Services to, the Company or its Subsidiaries or Affiliates;
WHEREAS, the Company has adopted the Plan in order to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing Services for the Company and by motivating such persons to contribute to the growth and profitability for the Company;
WHEREAS, the Compensation Committee of the Board (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to grant Restricted Stock Units (as defined herein) under the Plan to the Participant on the terms and conditions set forth below to encourage the Participant to remain in the employ of, or continue to provide Services to, the Company or its Subsidiaries or Affiliates and to reward the Participant for the Participant’s continued Service; and
WHEREAS, the Participant is entrusted with knowledge of the confidential and proprietary information and particular business methods of the Company and its Subsidiaries and Affiliates (the “Company Group”) and the clients of the Company Group, and the Participant is trained and instructed in the Company Group’s particular operations, all of which is exceptionally valuable to the Company Group and vital to the success of the Company Group’s business.
NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Award of Restricted Stock Units. In consideration for the continued Service of the Participant to any member of the Company Group, and as part of the Plan, the Company hereby awards to the Participant, subject to the further terms and conditions set forth in this Agreement, [______] restricted stock units (the “Restricted Stock Units”), as of the Grant Date.
2.No Rights of Stockholder. Restricted Stock Units represent the Company’s unfunded and unsecured promise to issue shares of common stock of the Company, par value $0.01 per share (“Stock”), at a future date, subject to the terms of this Agreement. The Participant has no rights with respect to the Restricted Stock Units other than rights of a general creditor of the Company. Except as set forth in Section 3 hereof, the Participant shall not have any of the rights of a stockholder with respect to unvested Restricted Stock Units. The

Participant shall not have any subscription rights in connection with a pro rata rights offering by the Company with respect to the Restricted Stock Units.
3.Dividend Equivalents. Subject to the provisions of Section 5, in the event the Company declares a dividend on its Stock, the Company will hold in escrow an amount in cash equal to the dividend that would have been paid on the Restricted Stock Units had they been converted into the same number of shares of Stock and held by the Participant on the record date of such dividend. Upon vesting of the Restricted Stock Units pursuant to Section 5 hereof, any cash payment with respect to vested Restricted Stock Units to the Participant pursuant to this Section 3 shall be made within thirty (30) days following the Conversion Date (as defined herein).
4.Restrictions on Transfer. Except as otherwise provided in this Agreement, the Participant may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Restricted Stock Units or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Any Transfer or purported Transfer by the Participant of any of the Restricted Stock Units shall be null and void and the Company shall not recognize or give effect to such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such Restricted Stock Units. The Restricted Stock Units shall not be subject to sale, execution, pledge, attachment, encumbrance or other process and no person shall be entitled to exercise any rights of the Participant as the holder of such Restricted Stock Units by virtue of any attempted execution, attachment or other process until the Restricted Stock Units vest as provided in Section 5 hereof.
5.Lapse of Restrictions and Forfeiture.
(a)The restrictions on transfer imposed on the Restricted Stock Units by Section 4 and this Section 5 shall lapse with respect to the Restricted Stock Units in accordance with the following schedule provided that the Participant has not had a termination of Service for any reason prior to the applicable vesting date (each, a “Vesting Date”):

Vesting Date	Cumulative Vesting Percentage
First anniversary of the Grant Date	100%
(b)If the application of the vesting schedule in Section 5(a) would yield a fractional Restricted Stock Unit, such fractional Restricted Stock Unit shall be rounded down to the next whole unit if it is less than 0.5 and rounded up to the next whole unit if it is 0.5 or more.
(c)Notwithstanding anything to the contrary in this Section 5, the Award will be 100% vested upon the following vesting events: (a) Participant’s termination of employment with the Company and/or its Affiliates due to death or Disability, (b) the Participant’s termination of employment by the Company and/or its Affiliates without Cause, or (c) upon a Change of Control.
For purposes of this Agreement, a “Change in Control” means any of the following events occurring with respect to the Company:
(i)any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the beneficial owner (except that a Person shall be deemed to be the beneficial owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60)-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;
(iii)the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or
(iv)the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; provided, however, that a transaction described in this clause (iv) shall not be deemed a Change in Control unless and until such transaction is consummated.
6.Conversion of Restricted Stock Units into Stock upon Vesting. On the Conversion Date(s) (as defined below), the Restricted Stock Units shall be converted into an equivalent number of shares of Stock that will be issued to the Participant, or in the event of the Participant’s death, the Participant’s beneficiary. Promptly after the Conversion Date(s), certificates of such shares of Stock shall be delivered to the Participant. The “Conversion Date” shall be the Vesting Date; provided, however, that if on the Vesting Date the Participant is prohibited from trading in the Company’s securities pursuant to applicable securities laws and/or the Company’s policy on securities trading and disclosure of confidential information, the Conversion Date, shall be, in the determination of the Committee, the first date the Participant is no longer prohibited from such trading.

7.Adjustment Provisions. In the event of any stock dividend or extraordinary cash dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the Restricted Stock Units in accordance with Section 4.2 of the Plan. Any securities, awards or rights issued pursuant to this Section 7 shall be subject to the same restrictions as the underlying Restricted Stock Units to which they relate.
8.Tax Withholding. As a condition precedent to the receipt of any Restricted Stock Units hereunder, the Participant agrees to pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that the Participant recognizes pursuant to this Award. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. In addition, the Participant may elect, unless otherwise determined by the Committee, to satisfy the withholding requirement by having the Company withhold shares of Stock with a Fair Market Value, as of the date of such withholding, sufficient to satisfy the withholding obligation.
9.Registration. This grant is subject to the condition that if at any time the Board or Committee shall determine, in its discretion, that the listing of the shares of Stock subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.
10.No Right to Continued Employment or Engagement. In no event shall the granting of the Restricted Stock Units or the other provisions hereof or the acceptance of the Restricted Units by the Participant interfere with or limit in any way the right of the Company, a Subsidiary or Affiliate to terminate the Participant’s employment or engagement as a Service provider at any time, nor confer upon the Participant any right to continue in the employ or Service of the Company, a Subsidiary or an Affiliate for any period of time or to continue his or her present or any other rate of compensation.
11.Confidential Information, etc. The Participant hereby acknowledges that, during and solely as a result of the Participant’s employment by, or engagement as a Service provider with, the Company or its Subsidiaries or Affiliates, the Participant has received and will continue to receive special training and education with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Company Group and vital to the success of the Company Group’s business and other related matters. In consideration of such special and unique opportunities afforded to the Participant as a result of the Participant’s employment or engagement and the grant of the Restricted Stock Units, the Participant hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company in entering into this Agreement and as a condition to the grant of the Restricted Stock Units. The Participant acknowledges and agrees that each of the individual provisions of this Section 11 constitutes a separate and distinct obligation of the Participant to the Company Group, individually enforceable against the Participant.

(a)Covenant of Confidentiality. At any time during the term of the Participant’s employment with, or engagement to provide Services to, the Company or its Subsidiaries or Affiliates (pursuant to this Agreement or otherwise), and for a period of five (5) years after the termination of the Participant’s employment with the Company or its Subsidiaries or Affiliates, as applicable, for any reason, the Participant shall not, except in furtherance of the Business of the Company Group or otherwise with the prior authorization of the Company, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of the Participant’s employment or engagement), or utilize for the Participant’s personal benefit or for the benefit of any competitor or customer of the Company Group any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of any member of the Company Group or which are licensed by any member of the Company Group, any financial data or lists of actual or potential customers or suppliers (including contacts thereat) of the Company Group, and any information regarding the contracts, marketing and sales plans, which is not generally known to the public through legitimate origins of the Company Group. The parties hereto each acknowledge and agree that such Confidential Information is extremely valuable to the Company Group and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Participant or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that the Participant has provided to the Company reasonable prior notice of such request and the Company has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement, but the Participant shall continue to be bound by the terms of this Agreement as to all other Confidential Information.
(b)Return of Property. Upon termination of the Participant’s employment or engagement to provide Services for any reason, the Participant shall promptly deliver to the Company or its Subsidiaries or Affiliates all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Company Group’s Customers, marketing strategies, products or processes which contain any Confidential Information.
(c)Assignment of Inventions. Any and all writings, inventions, improvements, processes, procedures and/or techniques now or hereafter acquired, made, conceived, discovered or developed by the Participant, either solely or jointly with any other person or persons, whether or not during working hours and whether or not at the request or upon the suggestion of the Company or its Subsidiaries or Affiliates, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company Group, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company or its Subsidiaries or Affiliates, as applicable. The Participant shall make full disclosure to the Company or its Subsidiaries or Affiliates of all such writings, inventions, improvements, processes, procedures, techniques, or any other material of a proprietary nature, including, without limitation, any ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or other intellectual property whether or not patentable or copyrightable and specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (collectively, “Inventions”), made, conceived or first reduced to practice by the Participant solely or jointly with others while employed by the Company or its Subsidiaries or Affiliates and which relate to or result from the actual or anticipated business, work, research or investigation of the Company Group or which are suggested by or result from any task assigned to or performed by the Participant for the Company Group; and the Participant shall do everything necessary or desirable to vest the absolute title thereto in the Company or its Subsidiaries or Affiliates, as applicable. The Participant shall write and prepare all descriptions, specifications and procedures regarding the Inventions as may be required by the Company or its Subsidiaries or Affiliates to protect the Company’s or its Subsidiaries or Affiliates rights in and to the Inventions, and otherwise aid and assist the Company or its Subsidiaries or Affiliates so that the Company or its Subsidiaries or Affiliates can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company or its Subsidiaries or Affiliates shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Participant will, at the Company’s or its Subsidiaries or Affiliates request, execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Company or its Subsidiaries or Affiliate. The Company’s or its Subsidiaries or Affiliates rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after termination the Participant’s employment. The Participant agrees to lend such assistance as he or she may be able, at the Company’s or its Subsidiaries or Affiliates request in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Company or its Subsidiaries or Affiliates to be reasonably necessary. The Company, in its sole discretion, may agree to pay the Participant a reasonable fee to defray any costs or time incurred by the Participant in providing such assistance. The Participant shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
(d)Equitable Remedies. In the event that the Participant breaches any of the terms or conditions set forth in this Section 11, the Participant stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of the Company and/or its Subsidiaries or Affiliates and that damages, if any, and remedies at law for such breach would be inadequate. The Company and/or its Subsidiaries or Affiliates shall therefore be entitled to seek for and receive from any court of competent jurisdiction a temporary restraining order, preliminary and permanent injunctive relief and/or an order for specific performance to protect its rights and interests and to restrain any violation of this Agreement and such further relief as the court may deem just and proper, each without the necessity of posting bond. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys’ fees) of the prevailing party. The Company and/or its Subsidiaries or Affiliates may elect to seek such remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company and/or its Subsidiaries or Affiliates from seeking any remedies in another situation. Such action by the Company and/or its Subsidiaries or Affiliates shall not constitute a waiver of any of its rights.
(e)Continuing Obligation. During the Participant’s employment or engagement to provide Services and upon termination of the Participant’s employment for any reason the obligations, duties and liabilities of the Participant pursuant to Sections 11(a) and 11(b) of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event, and at the moment, the Participant breaches any of the terms, duties or obligations contained in Sections 11(a) and 11(b) of this Agreement, all of the Restricted Stock Units as to which the restrictions on transfer imposed thereon by Section 4 hereof shall not have lapsed prior to such date will immediately be cancelled and forfeited.

12.Construction.
(a)Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.
(b)Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 3.3 of the Plan, this Agreement may be amended by the Committee at any time.
(c)Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. This Agreement shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.
(d)Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 12. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its Houston office (attention: General Counsel), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to the Participant shall be addressed to the Participant at the Participant’s address shown on the signature page hereof.
(e)Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

(f)Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

PAR PACIFIC HOLDINGS, INC. By: Title
Accepted this day of .
PARTICIPANT’S ADDRESS:
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